Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Sep-04	Aug-04	Jul-04
Yield	15.03%	16.33%	14.78%
Less: Coupon	2.38%	2.28%	2.07%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.13%	5.25%	5.16%
Excess Spread	6.02%	7.30%	6.05%

Three Month Average Excess Spread	6.46%	6.59%	6.32%

Delinquency:
30 to 59 days	1.24%	1.14%	1.14%
60 to 89 days	0.82%	0.80%	0.76%
90 + days	1.70%	1.63%	1.64%
Total	3.76%	3.57%	3.54%

Payment Rate	17.35%	19.91%	17.96%